AMENDMENT TO

FUND PARTICIPATION AGREEMENT

This amendment (the "Amendment") is made and entered into as of September 15, 2004 by and among Neuberger Berman Advisers Management Trust ("Trust"), Neuberger Berman Management I nc. ("NBMI"), and Principal Life Insurance Company and Princor Financial Services Corporation (collectively, the "Company") (Trust, NBMI, and Company collectively, the "Parties") in order to modify that certain Fund Participation Agreement entered into by the Parties as of May 1, 2002, as amended (the "Agreement").

The Parties agree to amend the Agreement as follows:

1.	Appendix A of this Agreement is hereby amended to update the list of Portfolios.
2.	Appendix B of this Agreement is hereby amended as shown.
3.	Princor Financial Services Corporation is added as a party to the Agreement.
3.	Except as modified hereby, all other terms and conditions of the Agreement shall remain in full force and effect. Acknowledged and agreed by:

ER BERMAN ADVISERS

NEUBERGER BERMAN

Title:	Chairman and CEO	Title:	President

PRINCOR FINANCIAL SERVICES		PRINCIPAL LIFE INSURANCE
CORPORATION		COMPANY

APPENDIX A

Neuberger Berman Advisers Management Trust Portfolios

Balanced Portfolio - I Class Fasciano Portfolio - S Class Focus Portfolio - S Class Growth Portfolio - I Class Guardian Portfolio - I Class Guardian Portfolio - S Class

High Income Bond Portfolio - S Class International Portfolio - S Class Limited Maturity Bond Portfolio - I Class Mid-Cap Growth Portfolio - I Class Mid-Cap Growth Portfolio - S Class Partners Portfolio - I Class Real Estate Portfolio - S Class Regency Portfolio - I Class Socially Responsive Portfolio - I Class

APPENDIX B SEPARATEACCOUNTS

Principal Life Insurance Company Separate Account B

Principal Life Insurance Company Variable Life Separate Account